EXHIBIT 99.1

Harvard Bioscience Completes Acquisition of Data Sciences International

HOLLISTON, Mass., Jan. 31, 2018 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO) (the “Company”), a global developer, manufacturer and marketer of a broad range of solutions to advance life science, announced today that the Company has completed the previously announced acquisition of Data Sciences International, Inc. (“DSI”). The aggregate consideration payable by the Company in connection with the transaction is approximately $70 million (subject to adjustment for net working capital and other customary adjustments).

Simultaneous to the acquisition of DSI, the Company entered into a credit facility with Cerberus Business Finance, LLC, as administrative agent and collateral agent for the lenders (the “Credit Facility”).  The Credit Facility is comprised of a $64 million term loan and a $25 million revolving line of credit, of which approximately $4.8 million was drawn at closing.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of solutions to advance life science. Our products are sold to thousands of researchers in over 100 countries through our global sales organization, websites, catalogs, and through distributors including Thermo Fisher Scientific Inc., VWR, and other specialized distributors. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, Spain, France, Canada and China. For more information, please visit our website at www.harvardbioscience.com.

For investor inquiries, please call (508) 893-8066. Press releases may be found on the Harvard Bioscience website.

CONTACTS:

Corey Manchester
Director, Finance and Investor Relations

Tel: 508 893 8999
Fax: 508 429 8478